As filed with the Securities and Exchange Commission on November 26, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ZIMMER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-4151777
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
345 East Main Street
Warsaw, Indiana 46580
(Address of Principal Executive Offices) (Zip Code)
ZIMMER ORTHOPEDICS EMPLOYEE PROFIT SHARING SCHEME
(Full title of the plan)
Chad F. Phipps
Senior Vice President, General Counsel and Secretary
Zimmer Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580
(Name and address of agent for service)
(574) 267-6131
(Telephone number, including area code, of agent for service)
Copy to:
David C. Worrell
Baker & Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
(317) 569-9600
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered	Per Share	Price	Registration Fee
Common Stock, $0.01 par value	225,000 (1)	$36.59 (2)	$8,232,750 (2)	$323.55

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the anti-dilution provisions of the Zimmer Orthopedics Employee Profit Sharing Scheme.

(2)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange on November 20, 2008, which was $ 36.59 per share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.
          The following documents heretofore filed by Zimmer Holdings, Inc. (the “Registrant”) with the Commission are incorporated by reference in this registration statement:
(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 25, 2008, March 17, 2008, May 9, 2008, July 31, 2008, August 7, 2008 and September 5, 2008; and

(4)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10-12B filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-16407), including any amendment or report filed for the purpose of updating such description.
          In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Nothing in this registration statement shall be deemed to incorporate information furnished but not filed on Form 8-K.
          The Registrant will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to the Corporate Secretary of the Registrant at its principal offices, 345 East Main Street, Warsaw, Indiana 46580, telephone (574) 267-6131.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any current or former director, officer or employee or other individual against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.
          The Registrant’s restated certificate of incorporation provides that each person who was or is made or is threatened to be made a party to any action or proceeding by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, will be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended to provide broader indemnification rights than authorized prior to such amendment. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the restated certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s restated certificate of incorporation also specifically authorizes the Registrant to maintain insurance and to grant similar indemnification rights to its employees or agents.
          The Registrant has entered into indemnification agreements with its directors and executive officers providing for mandatory indemnification and advancement of expenses to the fullest extent permitted by applicable law.
          The Registrant has provided, consistent with the DGCL, in its restated certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transactions from which the director derived an improper personal benefit.
Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.
Item 7. Exemption From Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          The list of Exhibits is incorporated herein by reference to the Index of Exhibits.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on November 26, 2008.

ZIMMER HOLDINGS, INC.
By:	/s/ David C. Dvorak
David C. Dvorak
President and Chief Executive Officer

POWER OF ATTORNEY
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of David C. Dvorak and Chad F. Phipps, each with full power of substitution, to execute in the name and on behalf of such person any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints each of David C. Dvorak and Chad F. Phipps, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ David C. Dvorak	President, Chief Executive Officer and Director	November 26, 2008
David C. Dvorak	(Principal Executive Officer)

/s/ James T. Crines	Executive Vice President, Finance and Chief	November 26, 2008
James T. Crines	Financial Officer (Principal Financial Officer)

/s/ Derek M. Davis	Senior Vice President, Finance and Corporate	November 26, 2008
Derek M. Davis	Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Larry C. Glasscock Larry C. Glasscock	Director	November 26, 2008

/s/ Robert A. Hagemann Robert A. Hagemann	Director	November 26, 2008

Director
Arthur J. Higgins		November 26, 2008

/s/ John L. McGoldrick John L. McGoldrick	Director	November 26, 2008

/s/ Cecil B. Pickett, Ph.D Cecil B. Pickett, Ph.D.	Director	November 26, 2008

/s/ Augustus A. White, III, M.D., Ph.D. Augustus A. White, III, M.D., Ph.D.	Director	November 26, 2008

INDEX OF EXHIBITS

Exhibit
No.	Description of Exhibit

4.1	Restated Certificate of Incorporation of Zimmer Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 5, 2008).

4.2	Restated By-Laws of Zimmer Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 9, 2008).

4.3	Specimen Common Stock certificate (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-131164) filed on January 20, 2006).

4.4	Trust Deed and Rules in respect of Zimmer Orthopedics Employee Profit Sharing Scheme.

23.1	Consent of PricewaterhouseCoopers LLP.

24	Powers of Attorney (included on the Signature Page of this Registration Statement).